Exhibit 2.1

AGREEMENT AND PLAN OF MERGER

This AGREEMENT AND PLAN OF MERGER (this “Merger Agreement”), is dated as of October 16, 2014, by and between Navient Corporation, a Delaware corporation (“Navient”), and Navient, LLC, a Delaware limited liability company (“Navient, LLC”).

WHEREAS, Navient, LLC is a direct, wholly-owned subsidiary of Navient as the result of the 2014 corporate reorganization of SLM Corporation, a Delaware corporation (“SLM”), under which SLM distributed to its common stockholders all of the common stock of Navient (the “Spin-Off”);

WHEREAS, following the Spin-Off and in connection with streamlining its corporate organization and structure, the parties wish to merge Navient, LLC with and into Navient, with Navient continuing as the surviving entity;

WHEREAS, pursuant to Section 18-209 of the Limited Liability Company Act of the State of Delaware (the “DLLCA”) and Sections 251 and 264 of the General Corporation Law of the State of Delaware (the “DGCL”), the sole member of Navient, LLC and the board of directors of Navient have each approved this Merger Agreement and the transactions contemplated hereby; and

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby agree as follows:

1.	Merger. On the terms and subject to the conditions set forth herein, and in accordance with Section 18-209 of the DLLCA and Sections 251 and 264 of the DGCL, Navient, LLC shall be merged with and into Navient (the “Merger”). Navient shall be the surviving entity in the Merger, and is herein referred to in such capacity as the “Surviving Entity.” The Merger shall become effective at the time and on the date of the filing of the Certificate of Merger relating to the Merger with the Secretary of State of the State of Delaware or at such other date and time as shall be specified in the Certificate of Merger (the “Effective Time”).

2.	Effect of Merger. At the Effective Time, the separate existence of Navient, LLC shall cease and Navient, LLC shall be merged with and into Navient. The name of the Surviving Entity shall by “Navient Corporation”. The consummation of the Merger will have the effects set forth in the DLLCA and the DGCL, including, without limitation, the vesting in the Surviving Entity of (i) all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Navient, LLC, and (ii) all debts, liabilities and duties of Navient, LLC.

3.	Certificate of Incorporation. The Certificate of Incorporation and the bylaws of Navient, each as in effect immediately prior to the Effective Time, shall continue to be the Certificate of Incorporation and the bylaws of the Surviving Entity.

4.	Directors and Officers. The directors and officers of Navient immediately prior to the Effective Time shall be the directors and officers of the Surviving Entity and will hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Surviving Entity’s Certificate of Incorporation and bylaws, or as otherwise provided by law.

5.	Conversion of Interests. As of the Effective Time, by virtue of the Merger and without any action on the part of the holder thereof, (i) each limited liability company interest of Navient, LLC existing immediately prior to the Effective Time shall be converted into the right to receive no consideration, and shall be retired and shall cease to exist, and no consideration shall be issued in exchange therefor, and (ii) each share of common stock of Navient shall remain outstanding, unaffected by the Merger. No additional shares of common stock of Navient shall be issued in connection with the Merger.

6.	Further Assurances. From time to time, as and when required by the Surviving Entity or by its successors and assigns, there shall be executed and delivered on behalf of the appropriate party such deeds and other instruments, and there shall be taken or caused to be taken by or on behalf of the appropriate party all such further and other action as shall be appropriate or necessary in order to vest, perfect, or confirm, of record or otherwise, in the Surviving Entity the title to and possession of all property, interests, assets, rights, privileges, immunities, powers, franchises and authority of Navient, LLC and otherwise to carry out the purposes of this Merger Agreement, and the officers of the Surviving Entity are fully authorized in the name and on behalf of Navient, LLC or otherwise to take any and all such action to execute and deliver any and all such deeds and other instruments.

7.	Amendment and Modification. This Merger Agreement may be amended or modified at any time by the parties hereto, but only pursuant to an instrument in writing signed by the parties and only in accordance with applicable provisions of applicable law.

8.	Entire Agreement; Assignment. This Merger Agreement constitutes the entire agreement among the parties hereto with respect to the subject matter hereof and supersedes all other prior agreements and understandings, both written and oral, between the parties hereto with respect to the subject matter hereof.

9.	Validity. The invalidity or unenforceability of any term or provision of this Merger Agreement in any situation or jurisdiction shall not affect the validity or enforceability of the other terms or provisions in any other situation or in any other jurisdiction.

10.	Governing Law. This Merger Agreement shall be governed by, enforced under, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of law provision or rule thereof.

11.	Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and shall in no way be construed to define, limit, describe, explain, modify, amplify, or add to the interpretation, construction, or meaning of any provision of, or scope or intent of, this Merger Agreement or in any way affect this Merger Agreement.

12.	Counterparts. This Merger Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, each of Navient and Navient, LLC have caused this Merger Agreement to be signed by their respective duly authorized persons as of the date first written above.

NAVIENT CORPORATION

By:	/s/ Somsak Chivavibul
Name:	Somsak Chivavibul
Title:	Chief Financial Officer

NAVIENT, LLC

By:	/s/ Somsak Chivavibul
Name:	Somsak Chivavibul
Title:	Chief Financial Officer